                                                                     EXHIBIT 4.1


                          SECURITIES PURCHASE AGREEMENT


         SECURITIES PURCHASE AGREEMENT (the "AGREEMENT"), dated as of November 9, 1998, by and among ARIAD Pharmaceuticals, Inc., a Delaware corporation, with headquarters located at 26 Landsdowne Street, Cambridge, Massachusetts 02139 (the "COMPANY"), and the investors listed on the Schedule of Buyers attached hereto (individually, a "BUYER" and collectively, the "BUYERS").

         WHEREAS:

         A. The Company and the Buyers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D ("REGULATION D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 ACT");

         B. The Company has authorized the following new series of its Preferred Stock, par value $.01 per share: the Company's Series C Convertible Preferred Stock (the "PREFERRED STOCK"), which shall be convertible into shares of the Company's Common Stock, par value $.001 per share (the "COMMON STOCK") (as converted, the "CONVERSION SHARES"), in accordance with the terms of the Company's Certificate of Designations, Preferences and Rights of the Preferred Shares, substantially in the form attached hereto as EXHIBIT A (the "CERTIFICATE OF DESIGNATIONS");

         C. The Buyers wish to purchase, upon the terms and conditions stated in this Agreement, initially an aggregate of 5,000 shares of Preferred Stock (the "INITIAL PREFERRED SHARES") in the respective amounts set forth opposite each Buyer's name on the Schedule of Buyers;

         D. Subject to the terms and conditions set forth in this Agreement, the Buyers will be required to buy and the Company will be required to sell an aggregate of up to an additional 5,000 shares of Preferred Stock (pro rata based on the number of Initial Preferred Shares each Buyer purchased in relation to the total number of Initial Preferred Shares (with respect to each Buyer, the "PRO RATA PORTION")) (the "MANDATORY PREFERRED SHARES");

         E. Subject to the terms and conditions set forth in this Agreement, each Buyer may have the right to purchase a number of additional shares of Preferred Stock equal to up to the sum of (i) the number of Initial Preferred Shares held by such Buyer on the date which is 300 days after the Initial Closing Date (as defined in Section 1(b)), (ii) the number of Initial Preferred Shares converted by such Buyer at a Conversion Price (as defined in the Certificate of Designations) equal to the Fixed Conversion Price (as defined in the Certificate of Designations) of the Initial Preferred Shares prior to the date which is 300 days after the Initial Closing Date, (iii) the number of Mandatory Preferred Shares held by such Buyer on the date which is 300 days after the Initial Closing Date and (iv) the number of Mandatory Preferred Shares converted by


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such Buyer at a Conversion Price equal to the Fixed Conversion Price of the
Mandatory Preferred Shares prior to the date which is 300 days after the Initial Closing Date (collectively, the "ADDITIONAL PREFERRED SHARES"). In addition, the Company may have the right to cause the Buyers to purchase up to an aggregate of an additional 5,000 shares of Preferred Stock (pro rata based on the number of Initial Preferred Shares each Buyer purchased in relation to the total number of Initial Preferred Shares) (the "PUT PREFERRED SHARES") (the Initial Preferred Shares, the Mandatory Preferred Shares, the Additional Preferred Shares and the Put Preferred Shares collectively are referred to in this Agreement as the "PREFERRED SHARES");

         F. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement substantially in the form attached hereto as EXHIBIT B (the "REGISTRATION RIGHTS AGREEMENT") pursuant to which the Company has agreed to provide certain registration rights under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

         NOW THEREFORE, the Company and the Buyers hereby agree as follows:

         1.       PURCHASE AND SALE OF PREFERRED SHARES.

                  a. PURCHASE OF PREFERRED SHARES. Subject to satisfaction (or waiver) of the conditions set forth in Sections 6(a) and 7(a) below, the Company shall issue and sell to the Buyers and the Buyers severally shall purchase from the Company an aggregate of 5,000 Initial Preferred Shares, in the respective amounts set forth opposite each Buyer's name on the Schedule of Buyers (the "INITIAL CLOSING"). Subject to the satisfaction (or waiver) of the conditions set forth in Sections 1(c), 6(b) and 7(b) below, the Buyers shall buy and the Company shall sell an aggregate of up to 5,000 Mandatory Preferred Shares, each Buyer to purchase its Pro Rata Portion of that number of Mandatory Preferred Shares equal to the difference of (i) that number of Preferred Shares having an aggregate Purchase Price (as defined below) equal to the product of
(A) 0.10, multiplied by (B) the number of shares of Common Stock outstanding on the Mandatory Closing Date (as defined below), multiplied by (C) the average of the Closing Bid Prices (as defined in the Certificate of Designations) on the five consecutive trading days immediately preceding the Mandatory Closing Date, minus (ii) the number of Initial Preferred Shares purchased at the Initial Closing (the "MANDATORY CLOSING"). Notwithstanding the foregoing, in no event shall the aggregate number of Mandatory Preferred Shares that the Buyers are required to purchase exceed 5,000 Mandatory Preferred Shares. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 1(d), 6(c) and 7(c) below, at the option of each Buyer, the Company shall issue and sell to each such Buyer and each such Buyer shall purchase from the Company at multiple closings, if applicable, an aggregate of up to that number of Additional Preferred Shares equal to the sum of (i) the number of Initial Preferred Shares held by such Buyer on the date which is 300 days after the Initial Closing Date,
(ii) the number of Initial Preferred Shares converted by such Buyer prior to the date which is 300 days after the Initial Closing Date at a Conversion Price equal to the Fixed Conversion Price of the Initial Preferred Shares, (iii) the number of Mandatory Preferred Shares held by such Buyer on the date which is 300 days after the Initial Closing Date and (iv) the number of Mandatory Preferred Shares






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converted by such Buyer prior to the date which is 300 days after the Initial
Closing Date at a Conversion Price equal to the Fixed Conversion Price of the Mandatory Preferred Shares (the "ADDITIONAL CLOSINGS"). Subject to the satisfaction (or waiver) of the conditions set forth in Sections 1(e), 1(f), 6(d) and 7(d) below, the Company may require that each Buyer purchase that number of Put Preferred Shares equal to such Buyer's pro rata portion of up to 5,000 shares of Preferred Stock (based on the number of Initial Preferred Shares each Buyer purchased in relation to the total number of Initial Preferred Shares purchased by the Buyers) (the "PUT CLOSING") (the Initial Closing, the Mandatory Closing, the Additional Closings and the Put Closing collectively are referred to in this Agreement as the "CLOSINGS"). The purchase price (the "PURCHASE PRICE") of each Preferred Share at each of the Closings shall be $1,000.

                  b. THE INITIAL CLOSING DATE. The date and time of the Initial Closing (the "INITIAL CLOSING DATE") shall be 10:00 a.m. Central Time, within three (3) business days following the date hereof, subject to satisfaction (or waiver) of the conditions to the Initial Closing set forth in Sections 6(a) and 7(a) below (or such later date as is mutually agreed to by the Company and the Buyers). The Initial Closing shall occur on the Initial Closing Date at the offices of Katten Muchin & Zavis, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661-3693 or by transmission by facsimile and overnight courier.

                  c. THE MANDATORY CLOSING DATE. The date and time of the Mandatory Closing (the "MANDATORY CLOSING DATE") shall be 10:00 a.m. Central Time, on the third business day following the date of the receipt by each Buyer of the Mandatory Share Notice (as defined below), subject to satisfaction (or waiver) of the conditions to the Mandatory Closing set forth in Sections 6(b) and 7(b) and the conditions set forth in this Section 1(c) (or such later date as is mutually agreed to by the Company and the Buyers). The Company shall deliver written notice (the "MANDATORY SHARE NOTICE") to each Buyer on a date (the "MANDATORY SHARE NOTICE DATE") as soon as practicable, but in no event later than the third business day, following the earliest of (i) the Fixed Conversion Price Trigger Date (as defined in the Certificate of Designations), provided that the Company has previously provided written notice to each Buyer that the Registration Statement (as defined in the Registration Rights Agreement) registering the Registrable Securities (as defined in the Registration Rights Agreement) has been declared effective in accordance with the terms of the Registration Rights Agreement and (ii) the date on which the Company receives written notice from the Buyers which purchased a majority of the Initial Preferred Shares issued at the Initial Closing that such Buyers elect to have the Mandatory Closing occur. Notwithstanding the foregoing, no Buyer shall be required to purchase the Mandatory Preferred Shares unless each of the following conditions is satisfied: (i) the Registration Statement shall have been declared effective and shall remain effective at all times during the period beginning on the Mandatory Share Notice Date and ending on and including the Mandatory Closing Date; (ii) during the period beginning on the date of this Agreement and ending on and including the Mandatory Closing Date, there shall not have occurred either (A) the consummation of a Major Business Event (as defined below) or a public announcement of a pending Major Business Event which has not been abandoned or terminated or (B) a Triggering Event (as defined in Section 3(d) of the Certificate of Designations); (iii) at all times during the period beginning on the date of this Agreement and ending on and including the Mandatory





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Closing Date, the Common Stock shall have been designated for quotation on the
Nasdaq National Market, The New York Stock Exchange, Inc. ("NYSE") or The American Stock Exchange, Inc. ("AMEX") and shall not have been suspended from trading on such exchanges (excluding suspensions of not more than one day resulting from business announcements by the Company), nor shall delisting or suspension by such exchange have been threatened either (A) in writing by such exchange or (B) by falling below the minimum listing maintenance requirements of such exchange; (iv) during the period beginning on the Initial Closing Date and ending on and including the Mandatory Closing Date, the Company shall have delivered Conversion Shares upon conversion of the Preferred Shares on a timely basis as set forth in Section 2(f)(ii) of the Certificate of Designations and otherwise shall have been in compliance with and shall not have breached any provision of the Transaction Documents (as defined below) and the Certificate of Designations; and (vii) the Company shall not have previously delivered a Mandatory Share Notice. The Mandatory Closing shall occur on the Mandatory Closing Date at the offices of Katten Muchin & Zavis, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661-3693 or by transmission by facsimile and overnight courier. For purposes of Sections 1(c) and 1(e) "MAJOR BUSINESS EVENT" means (x) consolidation, merger or other business combination of the Company with another entity (other than (A) a consolidation, merger or other business combination in which the holders of the Company's voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the Company's jurisdiction of incorporation), (y) the sale or transfer of all or substantially all of the Company's assets or (z) a purchase, tender or exchange offer made to and accepted by the holders of more than 50% of the outstanding shares of Common Stock.

                  d. THE ADDITIONAL CLOSING DATE. The date and time of each of the Additional Closings (the "ADDITIONAL CLOSING DATES") shall be 10:00 a.m. Central Time, on the fifth business day after such Buyer's delivery to the Company of an Additional Share Notice (as defined below), subject to satisfaction (or waiver) of the conditions to the Additional Closing set forth in Sections 6(c) and 7(c) and the conditions set forth in this paragraph (or such later date as is mutually agreed to by the Company and such Buyer). During the period beginning on and including the date which is 300 days after the Initial Closing Date and ending on and including the date which is five years after the Initial Closing Date (the "ADDITIONAL NOTICE PERIOD"), but subject to the requirements of Sections 6(c) and 7(c), HFTP Investment LLC, or its assignees, may purchase on no more than two (2) occasions and each of Brown Simpson Strategy Growth Fund, Ltd. and Brown Simpson Strategy Growth Fund, L.P., or their respective assignees, may purchase on no more than one (1) occasion Additional Preferred Shares by delivering written notice to the Company (an "ADDITIONAL SHARE NOTICE") on any date during the Additional Notice Period (an "ADDITIONAL SHARE NOTICE DATE"). Each Additional Share Notice shall set forth
(i) the number of Additional Preferred Shares to be purchased by such Buyer at such Additional Closing and (ii) the aggregate Purchase Price for such Additional Preferred Shares. Notwithstanding the foregoing, no Buyer shall be entitled to deliver an Additional Share Notice unless (x) on the date of the delivery of the Additional Share Notice the Market Price (as defined



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

in the Certificate of Designations) of the Common Stock is greater than the Fixed Conversion Price of the Initial Preferred Shares on the Additional Share Notice Date and (y) such Buyer has purchased Additional Preferred Shares at not more than one previous Additional Closing. Each Additional Closing shall occur on the Additional Closing Date at the offices of Katten Muchin & Zavis, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661-3693 or by transmission by facsimile and overnight courier.

                  e. THE PUT CLOSING DATE. The date and time of the Put Closing (the "PUT CLOSING DATE") shall be 10:00 a.m. Central Time, on the date specified in the Company's Put Share Notice (as defined below), subject to satisfaction (or waiver) of the conditions to the Put Closing set forth in Sections 6(d) and 7(d) and the conditions set forth in this Section 1(e) and
Section 1(f) (or such later date as is mutually agreed to by the Company and the Buyers). During the period beginning on and including the date which is 300 days after the Initial Closing Date and ending on the date which is 480 days after the Initial Closing Date (the "PUT NOTICE PERIOD"), but subject to the requirements of Sections 6(d) and 7(d) and satisfaction of the Put Notice Conditions (as defined in Section 1(f) below), the Company on only one occasion may require each Buyer to purchase Put Preferred Shares by delivering written notice to each of the Buyers (a "PUT SHARE NOTICE") on a date during the Put Notice Period at least 30 days but not more than 45 days (the "PUT SHARE NOTICE DATE") prior to the Put Closing Date set forth in the Company's Put Share Notice which Put Closing Date shall not be later than the last day of the Put Notice Period, which, if not a business day, shall be the next business day following such last day of the Put Notice Period. The Company's Put Share Notice shall set forth (i) each Buyer's pro rata portion (based on the number of Initial Preferred Shares each Buyer purchased in relation to the total number of Initial Preferred Shares purchased by the Buyers) of the aggregate number of Put Preferred Shares, which aggregate number shall not exceed 5,000 shares of Preferred Stock, which the Company is requiring each Buyer to purchase at the Put Closing, (ii) the aggregate Purchase Price for each such Buyer's Put Preferred Shares and (iii) the date selected by the Company for the Put Closing Date. The Put Closing shall occur on the Put Closing Date at the offices of Katten Muchin & Zavis, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661-3693 or by transmission by facsimile and overnight courier. The Initial Closing Date, the Mandatory Closing Date, the Additional Closing Dates and the Put Closing Date collectively are referred to in this Agreement as the "CLOSING DATES."

                  f. THE PUT NOTICE CONDITIONS. Notwithstanding anything in this Agreement to the contrary, the Company shall not be entitled to deliver a Put Share Notice and require the Buyers to purchase the Put Preferred Shares unless, in addition to the satisfaction of the requirements of Sections 6(d) and 7(d), all of the following conditions (the "PUT NOTICE CONDITIONS") are satisfied: (i) the Company's stockholders shall have approved the issuance of the Securities (as defined below) on or prior to the Put Share Notice Date; (ii) the Initial Registration Statement shall have been declared effective by the Securities and Exchange Commission (the "SEC") and available for sale of all the Registrable Securities in accordance with the terms of the Registration Rights Agreement at all times during the 60 days immediately preceding the Put Closing Date; (iii) at all times during the period beginning on the date of this Agreement and ending on and including the Put Closing Date, the Common Stock shall have




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been designated for quotation on the Nasdaq National Market, NYSE or AMEX and shall not have been suspended from trading on such exchange nor shall delisting or suspension by such exchange have been threatened either (A) in writing by such exchange or (B) by falling below the minimum listing maintenance requirements of such exchange; (iv) during the period beginning on the Initial Closing Date and ending on and including the Put Closing Date, there shall not have occurred either (A) the consummation of a Major Business Event or a public announcement of a pending Major Business Event which has not been abandoned or terminated or (B) a Triggering Event; (v) the average of the Closing Bid Prices of the Common Stock on the trading days during the 30 days immediately preceding the Put Closing Date is not less than the Fixed Conversion Price of the Initial Preferred Shares on the Initial Closing Date; (vi) the Market Price of the Common Stock on the Put Closing Date is not less than 90% of the Market Price of the Common Stock on the Put Notice Date; (vii) the sum of (A) the Company's cash and cash equivalents, plus (B) the proceeds to the Company from the sale of the Put Preferred Shares at the Put Closing, plus (C) irrevocable payments due to the Company within 90 days after the Put Closing Date pursuant to any collaborations, is greater than the mathematical absolute value of the Company's cash flows from operations during the 12 completed calendar months immediately preceding the Put Closing Date, each as set forth on a schedule prepared by the Company and certified by the Company's Chief Financial Officer and delivered to each Buyer on the Put Closing Date; (viii) during the period beginning on the Initial Closing Date and ending on and including the Put Closing Date, the Company shall have delivered Conversion Shares upon conversion of the Preferred Shares on a timely basis as set forth in Section 2(f)(ii) of the Certificate of Designations and otherwise shall have been in compliance with and shall not have breached any provision of the Transaction Documents (as defined below) and the Certificate of Designations; and (ix) there previously shall not have occurred a Put Share Closing.

                  g. FORM OF PAYMENT. On each of the Closing Dates, (i) each Buyer shall pay the Purchase Price to the Company for the Preferred Shares to be issued and sold to such Buyer at the respective Closing, by wire transfer of immediately available funds in accordance with the Company's written wire instructions, and (ii) the Company shall deliver to each Buyer, stock certificates (in the denominations as such Buyer shall request) (the "STOCK CERTIFICATES") representing such number of the Preferred Shares which such Buyer is then purchasing (which, for the Initial Closing, shall be as indicated opposite such Buyer's name on the Schedule of Buyers), duly executed on behalf of the Company and registered in the name of such Buyer or its designee.

         2.       BUYER'S REPRESENTATIONS AND WARRANTIES.

                  Each Buyer represents and warrants with respect to only itself that:

                  a. INVESTMENT PURPOSE. Such Buyer (i) is acquiring the Preferred Shares and (ii) upon conversion of the Preferred Shares, will acquire the Conversion Shares then issuable (the Preferred Shares and the Conversion Shares collectively are referred to herein as the "SECURITIES"), for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or



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exempted under the 1933 Act; provided, however, that by making the representations herein, such Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act.

                  b. ACCREDITED INVESTOR STATUS. Such Buyer is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the 1933 Act.

                  c. RELIANCE ON EXEMPTIONS. Such Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Securities.

                  d. INFORMATION. Such Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by such Buyer. Such Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company, including the Company's management. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer's right to rely on the Company's representations and warranties contained in Sections 3 and 9(m) below. Such Buyer understands that its investment in the Securities involves a high degree of risk. Such Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

                  e. NO GOVERNMENTAL REVIEW. Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

                  f. TRANSFER OR RESALE. Such Buyer understands that except as provided in the Registration Rights Agreement: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Buyer shall have delivered to the Company an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that the Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Buyer provides the Company with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 promulgated under the 1933 Act (or a successor rule thereto)("RULE 144"); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of



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

Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. Notwithstanding the foregoing, the Securities may be pledged in connection with a bona fide margin account.

                  g. LEGENDS. Such Buyer understands that the certificates or other instruments representing the Preferred Shares and, until such time as the sale of the Conversion Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the stock certificates representing the Conversion Shares, except as set forth below, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Securities upon which it is stamped, if, unless otherwise required by state securities laws, (i) such Securities are registered for sale under the 1933 Act, (ii) in connection with a sale transaction, such holder provides the Company with an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that a public sale, assignment or transfer of such Securities may be made without registration under the 1933 Act, or (iii) such holder provides the Company with reasonable assurances that such Securities can be sold without restriction pursuant to Rule 144(k). Each Buyer acknowledges, covenants and agrees to sell the Securities represented by a certificate(s) only pursuant to (i) a registration statement effective under the 1933 Act, or (ii) advice of counsel that such sale is exempt from registration required by Section 5 of the 1933 Act.

                  h. AUTHORIZATION; ENFORCEMENT. Each Buyer has the requisite power and authority to enter into and perform its obligations under this Agreement and the Registration Rights Agreement. This Agreement and the Registration Rights Agreement have been duly and validly authorized, executed and delivered on behalf of such Buyer and constitute valid and binding agreements of such Buyer enforceable in accordance with their terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

                  i. RESIDENCY. Such Buyer is a resident of that country or jurisdiction specified in the Schedule of Buyers.

         3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

                  The Company represents and warrants to each of the Buyers that:

                  a. ORGANIZATION AND QUALIFICATION. The Company and its "SUBSIDIARIES" (which for purposes of this Agreement means any entity in which the Company, directly or indirectly, owns the majority of such entity's capital stock or holds an equivalent equity or similar interest) (a complete list of all Subsidiaries and any other entity of which the Company, directly or indirectly, owns capital stock or holds an equivalent equity or similar interest is set forth in SCHEDULE 3(a)) are corporations duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated, and have the requisite corporate power and authorization to own their properties and to carry on their business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, "MATERIAL ADVERSE EFFECT" means any material adverse effect on the business, properties, assets, operations, results of operations or financial condition or, insofar as can reasonably be foreseen, prospects of the Company and its Subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under the Transaction Documents (as defined below) or the Certificate of Designations.

                  b. AUTHORIZATION; ENFORCEMENT; COMPLIANCE WITH OTHER INSTRUMENTS. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Registration Rights Agreement and the Irrevocable Transfer Agent Instructions (as defined in
Section 5) (collectively, the "TRANSACTION DOCUMENTS"), and to issue the Securities in accordance with the terms hereof and thereof; (ii) the execution and delivery of the Transaction Documents and the Certificate of Designations by the Company and the consummation by it of the transactions contemplated hereby and thereby (including without limitation the issuance of the Preferred Shares and the reservation for issuance and the issuance of the Conversion Shares issuable upon conversion thereof), have been duly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders, except for, if required by The Nasdaq Stock Market, Inc. (or such other national exchange upon which the Common Stock is listed), approval by its stockholders prior to the issuance of a number of shares of Common Stock equal to or in excess of 20% of the number of shares of Common Stock outstanding immediately prior to the Initial Closing Date; (iii) the Transaction Documents have been duly executed and delivered by the Company; (iv) the Transaction Documents constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies; and (v) prior to the Initial Closing Date, the Certificate of Designations will have been filed with the Secretary of State of the State of Delaware and, on each Closing Date, will be in full force and effect, without any amendment or modification thereto from the form of Certificate of Designations in effect on the Initial Closing Date, enforceable against the Company in accordance with its terms.

                  c. CAPITALIZATION. As of the date hereof, the authorized capital stock of the Company consists of (i) 60,000,000 shares of Common Stock, of which as of November 2, 1998, 21,927,504 shares were issued and outstanding, 6,529,915 shares were issuable and reserved for issuance pursuant to the Company's stock option and purchase plans, 5,000,000 shares were issuable and reserved for issuance upon conversion of the Company's Series B Convertible Preferred Stock, and 2,125,225 were issuable and reserved for issuance pursuant to securities (other than the Preferred Shares) exercisable or exchangeable for, or convertible into, shares of Common Stock and (ii) 10,000,000 shares of the preferred stock, par value $.01 per share, and of which, as of the date hereof, 500,000 shares have been designated Series A Preferred Stock, of which none are issued and outstanding, and 5,000,000 shares have been designated Series B Convertible Preferred Stock, of which 2,526,316 are issued and outstanding. All of such outstanding shares of capital stock have been, or upon issuance will be, validly issued and are fully paid and nonassessable. Except as disclosed in
SCHEDULE 3(c), (i) no shares of the Company's capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company, (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, (iii) there are no outstanding debt securities, (iv) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except the Registration Rights Agreement), (v) there are no outstanding securities of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and (except to the extent arising out of current negotiations between the Company and Hoechst Marion Roussel, Inc. and in which case only with respect to securities that currently are not outstanding) there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries, (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities as described in this Agreement; and (vii) the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement. The Company has furnished to the Buyers true and correct copies of the Company's Certificate of Incorporation, as amended and as in effect on the date hereof (the "CERTIFICATE OF INCORPORATION"), and the Company's By-laws, as in effect on the date hereof (the "BY-LAWS"), and the terms of all securities convertible into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto.

                  d. ISSUANCE OF SECURITIES. The Preferred Shares are duly authorized and, upon issuance in accordance with the terms hereof, shall be (i) validly issued, fully paid and non-assessable, (ii) free from all taxes, liens and charges with respect to the issue thereof and (iii) entitled to the rights and preferences set forth in the Certificate of Designations. As of the date hereof, 20,000,000 shares of Common Stock (subject to adjustment pursuant to the Company's covenant set forth in Section 4(f) below) have been duly authorized and reserved for issuance upon conversion of the Preferred Shares. Upon conversion in accordance with the Certificate of Designations, the Conversion Shares will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. The issuance by the Company of the Securities is exempt from registration under the 1933 Act.

                  e. NO CONFLICTS. Except as disclosed in SCHEDULE 3(e), the execution, delivery and performance of the Transaction Documents by the Company, the performance by the Company of its obligations under the Certificate of Designations and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the reservation for issuance and issuance of the Conversion Shares) will not (i) result in a violation of the Certificate of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock, par value $.01 per share, of the Company or the By-laws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the principal market or exchange on which the Common Stock is traded or listed) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. Except as disclosed in SCHEDULE 3(e), neither the Company nor its Subsidiaries is in violation of any term of or in default under (x) the Certificate of Incorporation, any Certificate of Designation, Preferences and Rights of any outstanding series of preferred stock, par value $.01 per share, or the By-laws or their organizational charter or by-laws, respectively, or (y) any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries. The business of the Company and its Subsidiaries is not being conducted, and shall not be conducted, in violation of any law, ordinance, regulation of any governmental entity, except where such violations have not resulted or would not result, individually or in the aggregate, in a Material Adverse Effect. Except as specifically contemplated by this Agreement and as required under the 1933 Act, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents or the Certificate of Designations in accordance with the terms hereof or thereof. Except as disclosed in SCHEDULE 3(e), all consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The Company and its Subsidiaries have no knowledge of any facts or circumstances which might give rise to any of the foregoing. The Company is not in violation of the listing requirements of the Nasdaq National Market as in effect on the date hereof and on each of the Closing Dates and is not aware of any facts which would reasonably lead to delisting or suspension of the Common Stock by the Nasdaq National Market in the foreseeable future.

                  f. SEC DOCUMENTS; FINANCIAL STATEMENTS. Since December 31, 1996, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 ACT") (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC DOCUMENTS"). The Company has delivered to each Buyer or its respective representatives true and complete copies of the SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of the Company to the Buyers which is not included in the SEC Documents, including, without limitation, information referred to in Section 2(d) of this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading. Neither the Company nor any of its Subsidiaries or any of their officers, directors, employees or agents have provided the Buyers with any material, nonpublic information.

                  g.       ABSENCE OF CERTAIN CHANGES. Except as disclosed in
SCHEDULE 3(g) or the SEC Documents filed on EDGAR at least five business days prior to the date hereof, since December 31, 1997 there has been no material adverse change and no material adverse development in the business, properties, operations, financial condition, liabilities or results of operations or, insofar as can reasonably be foreseen, prospects of the Company or its Subsidiaries. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does the Company or any of its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

                  h. ABSENCE OF LITIGATION. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company, the Common Stock or any of the Company's Subsidiaries or any of the Company's or the Company's Subsidiaries' officers or directors in their capacities as such, except as expressly set forth in SCHEDULE 3(h).

                  i. ACKNOWLEDGMENT REGARDING BUYERS' PURCHASE OF PREFERRED SHARES. The Company acknowledges and agrees that each of the Buyers is acting solely in the capacity of arm's length purchaser with respect to the Transaction Documents, the Certificate of Designations and the transactions contemplated thereby. The Company further acknowledges that each Buyer is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents, the Certificate of Designations and the transactions contemplated thereby and any advice given by any of the Buyers or any of their respective representatives or agents in connection with the Transaction Documents, the Certificate of Designations and the transactions contemplated thereby is merely incidental to such Buyer's purchase of the Securities. The Company further represents to each Buyer that the Company's decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

                  j. NO UNDISCLOSED EVENTS, LIABILITIES, DEVELOPMENTS OR CIRCUMSTANCES. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur, with respect to the Company or its Subsidiaries or their respective business, properties, operations or financial condition or, insofar as can reasonably be foreseen, prospects, that would be required to be disclosed by the Company under applicable securities laws on a registration statement (including by way of incorporation by reference) filed with the SEC, on the date this representation is made or deemed to be made, relating to an issuance and sale by the Company of its Common Stock and which has not been publicly disclosed.

                  k. NO GENERAL SOLICITATION. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Securities.

                  l. NO INTEGRATED OFFERING. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the 1933 Act or cause this offering of Securities to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of The Nasdaq Stock Market, Inc., nor will the Company or any of its Subsidiaries take any action or steps that would require registration of the Securities under the 1933 Act or cause the offering of the Securities to be integrated with other offerings.

                  m. EMPLOYEE RELATIONS. Neither the Company nor any of its Subsidiaries is involved in any union labor dispute nor, to the knowledge of the Company or any of its Subsidiaries, is any such dispute threatened. Neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that relations with their employees are good. Except as set forth on SCHEDULE 3(m), no executive officer (as defined in Rule 501(f) of the 1933 Act) has notified the Company that such officer intends to leave the Company or otherwise terminate such officer's employment with the Company.

                  n. INTELLECTUAL PROPERTY RIGHTS. The Company and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names and service marks, whether or not registered, and all patents, patent applications, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and intellectual property rights needed to continue conducting their respective businesses as now conducted except where the failure to own or possess such rights would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on SCHEDULE 3(n), none of the Company's trademarks, trade names and service marks, whether or not registered, and all patents, patent applications, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights have expired or terminated, or are expected to expire or terminate within two years from the date of this Agreement, except where such expiration or termination would not result, individually or in the aggregate, in a Material Adverse Effect. The Company and its Subsidiaries do not have any knowledge of any infringement by the Company or its Subsidiaries of trademarks, trade names or service marks, whether or not registered, or patents, patent applications, copyrights, inventions, licenses, trade secrets or other intellectual property rights of others and, except as set forth on SCHEDULE 3(n), there is no claim, action or proceeding which has been made or brought against, or to the Company's knowledge, is being made, brought or threatened against, the Company or its Subsidiaries regarding the infringement of trademarks, trade names or service marks, whether or not registered, or patents, patent applications, inventions, copyrights, licenses, trade secret or other intellectual property rights and the Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing, except where any of the foregoing would not have a Material Adverse Effect. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties.

                  o.       ENVIRONMENTAL LAWS. The Company and its Subsidiaries
(i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("ENVIRONMENTAL LAWS"), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance or failure to receive such permits, licenses or other approvals would not result in a Material Adverse Effect.

                  p. TITLE. The Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, except to the extent that the failure to have good and marketable title would not have a Material Adverse Effect, in each case free and clear of all liens, encumbrances and defects except such as are described in SCHEDULE 3(p) or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its Subsidiaries. Any real property and facilities held under lease by the Company or any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

                  q. INSURANCE. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any such subsidiary has been refused any insurance coverage bought or applied for and neither the Company nor any such Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company and its Subsidiaries, taken as a whole.

                  r. REGULATORY PERMITS. The Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses and neither the Company nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

                  s. INTERNAL ACCOUNTING CONTROLS. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability,
(iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                  t. TAX STATUS. Except as set forth on SCHEDULE 3(t), the Company and each of its Subsidiaries has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

                  u. DILUTIVE EFFECT. The Company understands and acknowledges that the number of Conversion Shares issuable upon conversion of the Preferred Shares will increase in certain circumstances. The Company further acknowledges that its obligation to issue Conversion Shares upon conversion of the Preferred Shares in accordance with this Agreement and the Certificate of Designations is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company.

                  v. NO OTHER AGREEMENTS. As of the date hereof and as of the Initial Closing Date, the Company has not, directly or indirectly, made any agreements with any Buyers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents.

                  w. CERTAIN TRANSACTIONS. Except as set forth on SCHEDULE 3(w) and except for arm's length transactions pursuant to which the Company makes payments in the ordinary course of business upon terms no less favorable than the Company could obtain from third parties and other than the grant of stock options disclosed on SCHEDULE 3(c), none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

                  x. APPLICATION OF TAKEOVER PROTECTIONS. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation or the laws of the state of its incorporation which is or could become applicable to the Buyers as a result of the transactions contemplated by this Agreement, including, without limitation, the Company's issuance of the Securities and the Buyer's ownership of the Securities.

                  y. RIGHTS AGREEMENT. The Company specifically represents, warrants and agrees that, in accordance with Section 1(c)(i) of the Rights Agreement between the Company and State Street Bank and Trust Company dated as of December 15, 1994 (the "Rights Plan"), none of the Buyers is intended to be or will be deemed to be the Beneficial Owner of or to have Beneficially Owned (each as defined in the Rights Plan) any of the Conversion Shares regardless of the number of Conversion Shares into which a Buyer can or will be able to convert Preferred Shares held by such Buyer because of the acquisition of the Securities (including the Conversion Shares) pursuant to this Agreement. Furthermore, the Buyers shall not, under any circumstances, as a result of the issuance of the Securities hereunder trigger a "TRIGGERING EVENT" within the meaning of the Rights Plan; provided, however, that only Securities (including the Conversion Shares) acquired pursuant to this Agreement shall be deemed excluded from the number of shares of Common Stock deemed Beneficially Owned by each Buyer.

                  z. FOREIGN CORRUPT PRACTICES. Neither the Company, nor any of its Subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

         4.       COVENANTS.

                  a. BEST EFFORTS. Each party shall use its best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

                  b. FORM D. The Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Buyer promptly after such filing. The Company shall, on or before each of the Closing Dates, take such action as the Company shall reasonably determine is necessary to qualify the Securities for, or obtain exemption for the Securities for, sale to the Buyers at each of the Closings pursuant to this Agreement under applicable securities or "Blue Sky" laws of the State of New York and such other reasonable number of states of the United States identified by the Buyers, and shall provide evidence of any such action so taken to the Buyers on or prior to such Closing Dates. The

Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or "Blue Sky" laws of such states of the United States following the Initial Closing Date.

                  c. REPORTING STATUS. Until the earlier of (i) the date which is one year after the date as of which the Investors (as that term is defined in the Registration Rights Agreement) may sell all of the Conversion Shares without restriction pursuant to Rule 144(k) promulgated under the 1933 Act (or successor thereto), or (ii) the date on which (A) the Investors shall have sold all the Conversion Shares and (B) none of the Preferred Shares is outstanding (the "REGISTRATION PERIOD"), the Company shall file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination.

                  d. USE OF PROCEEDS. The Company will use the net proceeds from the sale of the Preferred Shares for substantially the same purposes and in substantially the same amounts as indicated in SCHEDULE 4(d).

                  e. FINANCIAL INFORMATION. The Company agrees to send the following to each Investor (as defined in the Registration Rights Agreement) during the Registration Period: (i) within three (3) business days after the filing thereof with the SEC, a copy of its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q, any Current Reports on Form 8-K and any registration statements or amendments (other than on Form S-8) filed pursuant to the 1933 Act; (ii) on the same day as the release thereof, facsimile copies of all press releases issued by the Company or any of its Subsidiaries and (iii) copies of any notices and other information made available or given to the stockholders of the Company generally, contemporaneously with the making available or giving thereof to the stockholders.

                  f. RESERVATION OF SHARES. The Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 200% of the number of shares of Common Stock needed to provide for the issuance of the Conversion Shares (without regard to any limitations on conversions).

                  g. RIGHT OF FIRST REFUSAL. Subject to the exceptions described below, the Company shall not contract with any party for any equity financing (including any debt financing with an equity component) or issue any equity securities of the Company or securities convertible or exchangeable into or for equity securities of the Company (including debt securities with an equity component) in any form ("FUTURE OFFERINGS") during the period beginning on the Initial Closing Date and ending on and including the date which is 365 days after the Initial Closing Date, unless it shall have first delivered to each Buyer or a designee appointed by such Buyer written notice (the "FUTURE OFFERING NOTICE") describing the proposed Future Offering, including the terms and conditions thereof, and providing each Buyer an option to purchase up to its Aggregate Percentage (as defined below), as of the date of delivery of the Future Offering Notice on the same terms and conditions set forth in the Future Offering Notice

(the limitations referred to in this sentence are collectively referred to as the "CAPITAL RAISING LIMITATION"). For purposes of this Section 4(g), "AGGREGATE PERCENTAGE" at any time with respect to any Buyer shall mean the percentage obtained by dividing (i) the number of Preferred Shares purchased by such Buyer at the Initial Closing by (ii) the aggregate number of Preferred Shares purchased by all the Buyers at the Initial Closing. A Buyer can exercise its option to participate in a Future Offering by delivering written notice thereof to participate to the Company within seven (7) business days of receipt of a Future Offering Notice, which notice shall state the quantity of securities being offered in the Future Offering that such Buyer will purchase, up to its Aggregate Percentage, and that number of securities it is willing to purchase in excess of its Aggregate Percentage. In the event that one or more Buyers fail to elect to purchase up to each such Buyer's Aggregate Percentage then each Buyer which has indicated that it is willing to purchase a number of securities in excess of its Aggregate Percentage shall be entitled to purchase its pro rata portion (determined in the same manner as described in the preceding sentence) of the securities in the Future Offering which one or more Buyers have not elected to purchase. In the event the Buyers fail to elect to fully participate in the Future Offering within the periods described in this Section 4(g), the Company shall have 45 days thereafter to sell the securities of the Future Offering for which such Buyer's rights were not exercised, upon the same terms and conditions (including the amount thereof) specified in the Future Offering Notice. In the event the Company has not sold such securities of the Future Offering within such 45-day period, the Company shall not thereafter issue or sell such securities without first offering such securities to the Buyers in the manner provided in this Section 4(g). The Capital Raising Limitation shall not apply to (i) any transaction involving the Company's issuances of securities (A) as consideration in a merger or consolidation, (B) in connection with any strategic partnership or joint venture, the primary purpose of which is not to raise equity capital (including in connection with agreements between the Company and Hoechst Marion Roussel as of the date hereof and any amendments thereto), or (C) as consideration for the acquisition of all or any portion of another entities' business, assets, products or licenses by the Company, (ii) the issuance of Common Stock in a firm commitment underwritten public offering,
(iii) the issuance of securities upon exercise or conversion of the Company's options, warrants or other convertible securities outstanding as of the date hereof, (iv) the grant of additional options or warrants, or the issuance of additional securities, under any Company stock option or restricted stock plan for the benefit of the Company's employees, directors or consultants or (v) the private placement, conducted by a nationally recognized investment banking firm, consisting solely of Common Stock at a price per share of not less than $2.50 (subject to equitable adjustments for stock splits, stock dividends, combinations or other similar transactions) which price is not subject to any adjustment and which private placement provides the Company with net proceeds from such issuance of not less than $8,000,000, provided that, with respect to such private placement, the Buyers are given the opportunity to participate in such offering to the extent necessary to maintain their proportionate holdings of Common Stock (on an as converted basis, without regard to any limitations on conversions of the Preferred Shares). The Buyers shall not be required to participate or exercise their right of first refusal with respect to a particular Future Offering in order to exercise their right of first refusal with respect to later Future Offerings.

                  h. LISTING. The Company shall promptly secure in accordance with the applicable rules and regulations the listing of all of the Registrable Securities upon each national securities exchange and automated quotation system (including the Nasdaq National Market), upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents and the Certificate of Designations. The Company shall maintain the Common Stock's authorization for listing on the Nasdaq National Market, NYSE or AMEX. Neither the Company nor any of its Subsidiaries shall take any action which may result in the delisting or suspension of the Common Stock on the Nasdaq National Market, NYSE or AMEX (other than to switch listings from the Nasdaq National Market, AMEX or NYSE). The Company shall promptly provide to each Buyer copies of any notices it receives from the Nasdaq Stock Market, Inc., NYSE or AMEX regarding the continued eligibility of the Common Stock for listing on such automated quotation system or securities exchange. The Company shall pay all fees and expenses in connection with satisfying its obligations under this
Section 4(h).

                  i. EXPENSES. Subject to Section 9(l) below and the receipt of reasonable supporting documentation, following the Initial Closing, the Company shall reimburse the Buyers for the Buyers' expenses (including reasonable attorneys' fees and expenses) in connection with negotiating and preparing the Transaction Documents and consummating the transactions contemplated thereby up to an aggregate for all Buyers of $50,000.

                  j. FILING OF FORM 8-K. On or before (i) the first (1st) business day following each of the Closing Dates and a Mandatory Share Notice Date which is the result of the occurrence of the Fixed Conversion Price Trigger Date and (ii) the second (2nd) business day following each Additional Share Notice Date and a Mandatory Share Notice Date which is the result of a Mandatory Share Notice prompted by written notice from the requisite Buyers pursuant to
Section 1(c), the Company shall file a Form 8-K with the SEC describing the terms of the transaction contemplated by the Transaction Documents and consummated at such Closing, in each case in the form required by the 1934 Act; provided, however, that the Company shall not be required to file a Form 8-K (pursuant to this Section 4(j)) with respect to any Additional Share Notice Date which relates to the purchase of less than 100 Preferred Shares.

                  k. SHAREHOLDER APPROVAL/PROXY STATEMENT. If (i) on any date after the Initial Closing Date the sum of (A) the number of Conversion Shares issued and (B) the number of Conversion Shares issuable as of such date pursuant to the conversion of all outstanding Preferred Shares (without regard to any limitations on conversions), exceeds 19.99% of the number of shares of Common Stock outstanding immediately prior to the Initial Closing or (ii) on February 26, 1999 the sum of (A) the number of Conversion Shares issued and (B) the number of Conversion Shares issuable as of such date pursuant to the conversion of all outstanding Preferred Shares (without regard to any limitations on conversions), exceeds 7.5% of the number of shares of Common Stock outstanding immediately prior to the Initial Closing (the earlier of such dates being referred to herein as the "PROXY STATEMENT TRIGGER DATE"), the Company shall provide each stockholder entitled to vote at the next meeting of stockholders of the Company, which meeting shall not be later than (x) in the case of a Proxy Statement Trigger

Date described in clause (i) above, 75 days after the Proxy Statement Trigger Date or (y) in the case of a Proxy Statement Trigger Date described in clause
(ii) above, June 15, 1999 (in either case, the "STOCKHOLDER MEETING DEADLINE"), a proxy statement, which has been previously reviewed by the Buyers and a counsel of their choice, soliciting each such stockholder's affirmative vote at such stockholder meeting for approval of the Company's issuance of all of the Securities as described in this Agreement, and the Company shall use its best efforts to solicit its stockholders' approval of such issuance of the Securities and cause the Board of Directors of the Company to recommend to the stockholders that they approve such proposal. If the Company fails to hold a meeting of its stockholders by the Stockholder Meeting Deadline, then, as partial relief (which remedy shall not be exclusive of any other remedies available at law or in equity), the Company shall pay to each holder of Preferred Shares an amount in cash per Preferred Share equal to the product of (i) $1,000; multiplied by (ii)
 .025; multiplied by (iii) the quotient of (x) the number of days after the Stockholder Meeting Deadline that a meeting of the Company's stockholders is not held, divided by (y) 30. The Company shall make the payments referred to in the immediately preceding sentence within five days of the earlier of (I) the holding of the meeting of the Company's stockholders, the failure of which resulted in the requirement to make such payments, and (II) the last day of each 30-day period beginning on the Stockholder Meeting Deadline. In the event the Company fails to make such payments in a timely manner, such payments shall bear interest at the rate of 2.0% per month (pro rated for partial months) until paid in full.

                  l. TRANSACTIONS WITH AFFILIATES. So long as any Preferred Shares are outstanding the Company shall not, and shall cause each of its Subsidiaries not to, enter into, amend, modify or supplement, or permit any subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any subsidiary's officers, directors, person who were officers or directors at any time during the previous two years, stockholders who beneficially own 5% or more of the Common Stock, or affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such entity or individual owns a 5% or more beneficial interest (each a "RELATED PARTY"), except for (a) customary employment arrangements and benefit programs on reasonable terms, (b) any agreement, transaction, commitment or arrangement on an arms-length basis on terms no less favorable than terms which would have been obtainable from a person other than such Related Party, or (c) any agreement, transaction, commitment or arrangement which is approved by a majority of the disinterested directors of the Company. For purposes hereof, any director who is also an officer of the Company or any subsidiary of the Company shall not be a disinterested director with respect to any such agreement, transaction, commitment or arrangement. "AFFILIATE" for purposes hereof means, with respect to any person or entity, another person or entity that, directly or indirectly,
(i) has a 5% or more equity interest in that person or entity, (ii) has 5% or more common ownership with that person or entity, (iii) controls that person or entity, or (iv) shares common control with that person or entity. "CONTROL" or "CONTROLS" for purposes of this Section 4(l) means that a person or entity has the power, direct or indirect, to conduct or govern the policies of another person or entity.

                  m. CORPORATE EXISTENCE. So long as a Buyer beneficially owns any Preferred

Shares, the Company shall maintain its corporate existence and shall not sell all or substantially all of the Company's assets, except in the event of a merger or consolidation or sale of all or substantially all of the Company's assets, where the surviving or successor entity in such transaction (i) assumes the Company's obligations hereunder and under the agreements and instruments entered into in connection herewith and (ii) is a publicly traded corporation whose common stock is listed for trading on the Nasdaq National Market, NYSE or AMEX.

                  n. UNDERWRITING LOCK-UP AGREEMENT. At any time during the period beginning on the Initial Closing Date and ending on the date which is two years after the Initial Closing Date, while at least 2,500 Preferred Shares remain outstanding the Company may require that all, but not less than all, of the holders of the Preferred Shares enter into a "lock-up" agreement with the underwriters of a public offering of the Common Stock pursuant to which the holders would agree not to sell or transfer any Conversion Shares issued with respect to Preferred Shares converted on Conversion Dates (as defined in the Certificate of Designations) during the period beginning on the date designated by the Company, which date shall be not less than 10 business days after the holders' receipt of such notice, and ending on the date which is up to 60 days after the beginning of the lock-up period as designated by the Company (the "UNDERWRITING LOCK-UP PERIOD"). The Company shall exercise this right by delivering written notice (the "LOCK-UP REQUEST NOTICE") of such request to all of the holders of the Preferred Shares then outstanding at least 10 business days prior to the date on which the Underwriting Lock-Up Period will begin, but in no event prior to the filing of the registration statement for such proposed offering. The Lock-Up Request Notice shall state (i) that the underwriters of such offering have requested that the holders of the Preferred Shares enter into a "lock-up" agreement, (ii) the date on which the Underwriting Lock-Up Period will begin, and (iii) the name of the managing underwriters of the proposed offering. Notwithstanding the foregoing, the Company shall not be entitled to require the holders to enter into a "lock-up" agreement unless (A) the Underwriting Lock-Up Period is not more than 60 days, (B) the Underwriting Lock-Up Period shall terminate immediately upon (I) the termination or abandonment or indefinite delay of the underwritten offering, (II) the announcement of a pending or consummated Major Transaction or (III) the occurrence of a Triggering Event, (C) all officers and directors of the Company enter into substantially similar "lock-up" agreements, (D) such underwritten public offering is completed at a price per share to the public of not less than $6.00 per share (subject to adjustment as a result of any stock split, stock dividend, recapitalization, reverse stock split, consolidation, exchange or similar event) and generates aggregate gross proceeds to the Company of at least $15,000,000, (E) there has been no other Underwriting Lock-Up Period during the 365-day period immediately preceding the first day of the Underwriting Lock-Up Period being requested, (F) during the period beginning on and including the date which is 20 business days prior to the filing of the registration statement for the proposed offering and ending on and including the first day of the Underwriting Lock-Up Period, the Registration Statement has been effective and available for sale of all of the Registrable Securities, there has been no Grace Period (as defined in the Registration Rights Agreement) and there has been no stop order or other regulatory prohibition on trading of the Common Stock, (G) the offering shall be underwritten by one or more of the underwriters included on Schedule 4(n) and (H) on the date of the Company's delivery of the Lock-Up Request Notice there are at least 2,500 Preferred Shares outstanding. In the event the Company requires an Underwriting Lock-Up Period, the Maturity Date (as defined in the Certificate of Designations) shall be extended two (2) days for each day in the Underwriting Lock-Up Period as provided in Section 2(g) of the Certificate of Designations. If the Company delivers a Lock-Up Request Notice and the underwritten public offering is not consummated within 90 days of the first day of the Underwritten Lock-Up Period, then the Company may not require another Underwritten Lock-Up Period pursuant to this Section 4(n).

                  o. CONVERSION PRICE RESET. The Company agrees that it will only give notice of a Fixed Conversion Price Trigger Date (as defined in the Certificate of Designations) on not more than one occasion.

         5.       TRANSFER AGENT INSTRUCTIONS.

                  The Company shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates, registered in the name of each Buyer or its respective nominee(s), for the Conversion Shares in such amounts as specified from time to time by each Buyer to the Company upon conversion of the Preferred Shares (the "IRREVOCABLE TRANSFER AGENT INSTRUCTIONS"). Prior to registration of the Conversion Shares under the 1933 Act, all such certificates shall bear the restrictive legend specified in Section 2(g) of this Agreement. The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions, and stop transfer instructions permitted by the Irrevocable Transfer Agent Instructions to give effect to Section 2(f) hereof (in the case of the Conversion Shares, prior to registration of the Conversion Shares under the 1933 Act) will be given by the Company to its transfer agent and that the Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Registration Rights Agreement. Nothing in this Section 5 shall affect in any way each Buyer's obligations and agreements set forth in Section 2(g) to comply with all applicable prospectus delivery requirements, if any, upon resale of the Securities. If a Buyer provides the Company with an opinion of counsel, in a form reasonably acceptable to the Company, that registration of a resale by such Buyer of any of such Securities is not required under the 1933 Act, the Company shall permit the transfer, and, in the case of the Conversion Shares, promptly instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by such Buyer and, if appropriate given the basis for registration of such resale not being required, without any restrictive legends. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Buyers by vitiating the intent and purpose of the transactions contemplated by this Section 5. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this
Section 5 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5, that the Buyers shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

         6.       CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

                  a. INITIAL CLOSING DATE. The obligation of the Company hereunder to issue and sell the Initial Preferred Shares to each Buyer at the Initial Closing is subject to the satisfaction, at or before the Initial Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

                  (i) Such Buyer shall have executed each of this Agreement and the Registration Rights Agreement and delivered the same to the Company.

                  (ii) The Certificate of Designations shall have been filed with the Secretary of State of the State of Delaware.

                  (iii) Such Buyer shall have delivered to the Company the Purchase Price for the Preferred Shares being purchased by such Buyer at the Initial Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

                  (iv) The representations and warranties of such Buyer shall be true and correct as of the date when made and as of the Initial Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and such Buyer shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Buyer at or prior to the Initial Closing Date. The Company shall have received a certificate, executed on behalf of such Buyer, dated as of the Initial Closing Date, to the foregoing effect.

                  b. MANDATORY CLOSING DATES. The obligation of the Company hereunder to issue and sell the Mandatory Preferred Shares to each Buyer at the Mandatory Closings is subject to the satisfaction, at or before the Mandatory Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

                  (i) Such Buyer shall have delivered to the Company the Purchase Price for the Mandatory Preferred Shares being purchased by such Buyer at the Mandatory Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

                  (ii) The representations and warranties of such Buyer shall be true and correct in all material respects as of the date when made and as of the Mandatory Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and such Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the

         Transaction Documents to be performed, satisfied or complied with by such Buyer at or prior to the Mandatory Closing Date. The Company shall have received a certificate, executed on behalf of such Buyer, dated as of the Mandatory Closing Date, to the foregoing effect.

                  c. ADDITIONAL CLOSING DATES. The obligation of the Company hereunder to issue and sell the Additional Preferred Shares to each Buyer at each of the Additional Closings is subject to the satisfaction, at or before the respective Additional Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

                  (i) Such Buyer shall have complied with the requirements of Section 1(d) and the other conditions of Section 1(d) shall have been satisfied.

                  (ii) Such Buyer shall have delivered to the Company the Purchase Price for the Additional Preferred Shares being purchased by such Buyer at the Additional Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

                  (iii) The representations and warranties of such Buyer shall be true and correct in all material respects as of the date when made and as of the Additional Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and such Buyer shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Buyer at or prior to the Additional Closing Date. The Company shall have received a certificate, executed on behalf of such Buyer, dated as of such Additional Closing Date, to the foregoing effect.

                  d. PUT CLOSING DATE. The obligation of the Company hereunder to issue and sell the Put Preferred Shares to each Buyer at the Put Closing is subject to the satisfaction, at or before the Put Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

                  (i) Such Buyer shall have delivered to the Company the Purchase Price for the Put Preferred Shares being purchased by such Buyer at the Put Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

                  (ii) The representations and warranties of such Buyer shall be true and correct in all material respects as of the date when made and as of the Put Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and such Buyer shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Buyer at or prior to the Put Closing Date. The Company shall have received a certificate, executed on behalf of such Buyer, dated as of the Put Closing Date, to the foregoing effect.

         7.       CONDITIONS TO EACH BUYER'S OBLIGATION TO PURCHASE.

                  a. INITIAL CLOSING DATE. The obligation of each Buyer hereunder to purchase the Initial Preferred Shares at the Initial Closing is subject to the satisfaction, at or before the Initial Closing Date, of each of the following conditions, provided that these conditions are for each Buyer's sole benefit and may be waived by such Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

                  (i) The Company shall have executed each of the Transaction Documents, and delivered the same to such Buyer.

                  (ii) The Certificate of Designations shall have been filed with the Secretary of State of the State of Delaware, and a copy of the Certificate of Designations that has been certified by such Secretary of State shall have been delivered to such Buyer.

                  (iii) The Common Stock shall be authorized for quotation on the Nasdaq National Market, NYSE or AMEX, trading in the Common Stock issuable upon conversion of the Initial Preferred Shares shall not have been suspended by the SEC, The Nasdaq Stock Market, Inc., NYSE or AMEX during the 10 trading days prior to and including the Initial Closing Date and notification for listing of all of the Conversion Shares issuable upon conversion of the Initial Preferred Shares to be sold at the Initial Closing shall have been delivered to the Nasdaq National Market, NYSE or AMEX.

                  (iv) The representations and warranties of the Company shall be true and correct as of the date when made and as of the Initial Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents or the Certificate of Designations to be performed, satisfied or complied with by the Company at or prior to the Initial Closing Date. Such Buyer shall have received a certificate, executed by the Chief Financial Officer of the Company, dated as of the Initial Closing Date, to the foregoing effect.

                  (v) Such Buyer shall have received the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. dated as of the Initial Closing Date in substantially the form of EXHIBIT C attached hereto (the "MINTZ LEVIN OPINION").

                  (vi) The Company shall have executed and delivered to such Buyer the Stock Certificates (in such denominations as such Buyer shall request) for the Initial Preferred

         Shares being purchased by such Buyer at the Initial Closing.

                  (vii) The Board of Directors of the Company shall have adopted resolutions consistent with Section 3(b)(ii) above and in a form reasonably acceptable to such Buyer (the "RESOLUTIONS").

                  (viii) As of the Initial Closing Date, the Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, at least 20,000,000 shares of Common Stock.

                  (ix) The Irrevocable Transfer Agent Instructions, in the form of EXHIBIT D attached hereto, shall have been delivered to and acknowledged in writing by the Company's transfer agent with a copy forwarded to the Buyers.

                  (x) The Company shall have delivered to such Buyer a copy of a certificate evidencing the incorporation and good standing of the Company and each subsidiary in such corporation's state of incorporation issued by the Secretary of State of such state of incorporation as of a date within ten days of the Initial Closing Date.

                  (xi) The Company shall have delivered to such Buyer a secretary's certificate or an assistant secretary's certificate (so long as the assistant secretary is duly authorized to deliver such certificate) certifying as to (a) the Resolutions, (b) the Certificate of Incorporation and (c) Bylaws, each as in effect at the Initial Closing.

                  (xii) The Company shall have delivered to such Buyer a copy of its Certificate of Incorporation as certified by the Secretary of State of the State of Delaware within ten days of the Initial Closing Date.

                  (xiii) The Company shall have delivered to such Buyer a letter from the Company's transfer agent certifying the number of shares of Common Stock outstanding as of a date within five days of the Initial Closing Date.

                  (xiv) The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by the Transaction Documents as such Buyer or its counsel may reasonably request.

                  b. MANDATORY CLOSING DATES. The obligation of each Buyer hereunder to purchase the Mandatory Preferred Shares at the Mandatory Closings is subject to the satisfaction, at or before the Mandatory Closing Date, of each of the following conditions, provided that these conditions are for each Buyer's sole benefit and may be waived by such Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

                  (i) The Company shall have complied with the requirements of Section 1(c) as of the Mandatory Closing Date.

                  (ii) The Certificate of Designations shall be in full force and effect and shall not have been amended since the Initial Closing Date, and a copy of the Certificate of Designations that has been certified by the Secretary of State of the State of Delaware shall have been delivered to such Buyer.

                  (iii) The Common Stock shall be authorized for quotation on the Nasdaq National Market, NYSE or AMEX, trading in the Common Stock issuable upon conversion of the Additional Preferred Shares shall not be suspended by the SEC, The Nasdaq Stock Market, Inc., NYSE or AMEX on the Mandatory Closing Date and notification for listing of all of the Conversion Shares issuable upon conversion of the Mandatory Preferred Shares to be sold at such Mandatory Closing shall have been delivered to the Nasdaq National Market, NYSE or AMEX.

                  (iv) The representations and warranties of the Company shall be true and correct as of the date when made and as of the Mandatory Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents or the Certificate of Designations to be performed, satisfied or complied with by the Company at or prior to the Mandatory Closing Date. Such Buyer shall have received a certificate, executed by the Chief Financial Officer of the Company, dated as of the Mandatory Closing Date, to the foregoing effect and an update as of such Mandatory Closing Date regarding the representation contained in
         Section 3(c).

                  (v) Such Buyer shall have received the Mintz Levin Opinion, dated as of such Mandatory Closing Date.

                  (vi) The Company shall have executed and delivered to such Buyer the Stock Certificates (in such denominations as such Buyer shall request) for the Mandatory Preferred Shares being purchased by such Buyer at such Mandatory Closing.

                  (vii) The Board of Directors of the Company shall not have amended the Resolutions.

                  (viii) As of such Mandatory Closing Date, the Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, a number of shares of Common Stock equal to at least 200% of the number of shares of Common Stock which would be issuable upon conversion in full of the then outstanding Preferred Shares, including for such purposes any Preferred Shares to be issued at such Mandatory Closing.

                  (ix) The Irrevocable Transfer Agent Instructions, in the form of EXHIBIT D attached hereto, shall have been delivered to and acknowledged in writing by the

         Company's transfer agent and shall be in effect as of the Mandatory Closing Date.

                  (x) The Company shall have delivered to such Buyer a copy of a certificate evidencing the incorporation and good standing of the Company and each subsidiary in such corporation's state of incorporation issued by the Secretary of State of such state of incorporation as of a date within ten days of such Mandatory Closing Date.

                  (xi) The Company shall have delivered to such Buyer a secretary's certificate or an assistant secretary's certificate (so long as the assistant secretary is duly authorized to deliver such certificate) certifying as to (a) the Resolutions, (b) the Certificate of Incorporation and (c) Bylaws, each as in effect at the Mandatory Closing.

                  (xii) The Company shall have delivered to such Buyer a copy of its Certificate of Incorporation as certified by the Secretary of State of the State of Delaware within ten days of the Mandatory Closing Date.

                  (xiii) The Company shall have delivered to such Buyer a letter from the Company's transfer agent certifying the number of shares of Common Stock outstanding as of a date within five days of the Mandatory Closing Date.

                  (xiv) The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.

                  c. ADDITIONAL CLOSING DATES. The obligation of each Buyer hereunder to purchase the Additional Preferred Shares at each of the Additional Closings is subject to the satisfaction, at or before the Additional Closing Dates, of each of the following conditions, provided that these conditions are for each Buyer's sole benefit and may be waived by such Buyer at any time in its sole discretion by providing the Company with prior written consent thereof:

                  (i) The Certificate of Designations shall be in full force and effect and shall not have been amended since the Initial Closing Date, and a copy of the Certificate of Designations that has been certified by the Secretary of State of the State of Delaware shall have been delivered to such Buyer.

                  (ii) The Common Stock shall be authorized for quotation on the Nasdaq National Market, NYSE or AMEX, trading in the Common Stock issuable upon conversion of the Additional Preferred Shares shall not have been suspended by the SEC, The Nasdaq Stock Market, Inc., NYSE or AMEX during the 10 trading days prior to and including the applicable Additional Closing Date and notification for listing of all of the Conversion Shares issuable upon conversion of the Additional Preferred Shares to be sold at such Additional Closing shall have been delivered to the Nasdaq National Market, NYSE or AMEX.

                  (iii) The representations and warranties of the Company shall be true and correct as of the date when made and as of the respective Additional Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents or the Certificate of Designations to be performed, satisfied or complied with by the Company at or prior to the respective Additional Closing Date. Such Buyer shall have received a certificate, executed by the Chief Financial Officer of the Company, dated as of such Additional Closing Date, to the foregoing effect and an update as of such Additional Closing Date regarding the representation contained in Section 3(c).

                  (iv) Such Buyer shall have received the Mintz Levin Opinion, dated as of such Additional Closing Date.

                  (v) The Company shall have executed and delivered to such Buyer the Stock Certificates (in such denominations as such Buyer shall request) for the Additional Preferred Shares being purchased by such Buyer at such Additional Closing.

                  (vi) The Board of Directors of the Company shall not have amended the Resolutions.

                  (vii) As of such Additional Closing Date, the Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, a number of shares of Common Stock equal to at least 200% of the number of shares of Common Stock which would be issuable upon conversion in full of the then outstanding Preferred Shares, including for such purposes any Preferred Shares to be issued at such Additional Closing.

                  (viii) The Irrevocable Transfer Agent Instructions, in the form of EXHIBIT D attached hereto, shall have been delivered to and acknowledged in writing by the Company's transfer agent and shall be in effect as of such Additional Closing Date.

                  (ix) The Company shall have delivered to such Buyer a copy of a certificate evidencing the incorporation and good standing of the Company and each subsidiary in such corporation's state of incorporation issued by the Secretary of State of such state of incorporation as of a date within ten days of such Additional Closing Date.

                  (x) The Company shall have delivered to such Buyer a secretary's certificate or an assistant secretary's certificate (so long as the assistant secretary is duly authorized to deliver such certificate) certifying as to (a) the Resolutions, (b) the Certificate of Incorporation and (c) Bylaws, each as in effect at the Additional Closing.

                  (xi) During the period beginning on the Additional Share Notice Date and ending on and including the respective Additional Closing Date, the Company shall have delivered Conversion Shares upon conversion of the Preferred Shares on a timely basis as set forth in Section 2(f)(ii) of the Certificate of Designations.

                  (xii) The Company shall have delivered to such Buyer a copy of its Certificate of Incorporation as certified by the Secretary of State of the State of Delaware within ten days of the Additional Closing Date.

                  (xiii) The Company shall have delivered to such Buyer a letter from the Company's transfer agent certifying the number of shares of Common Stock outstanding as of a date within five days of the Additional Closing Date.

                  (xiv) The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.

                  d. PUT CLOSING DATE. The obligation of each Buyer hereunder to purchase the Put Preferred Shares at the Put Closing is subject to the satisfaction, at or before the Put Closing Date, of each of the following conditions, provided that these conditions are for each Buyer's sole benefit and may be waived by such Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

                  (i) The Company shall have complied with the requirements of Section 1(e) and all of the Put Notice Conditions set forth in
         Section 1(f) shall have been satisfied as of the Put Closing Date.

                  (ii) The Certificate of Designations shall be in full force and effect and shall not have been amended since the Initial Closing Date, and a copy of the Certificate of Designations that has been certified by the Secretary of State of the State of Delaware shall have been delivered to such Buyer.

                  (iii) The Common Stock shall be authorized for quotation on the Nasdaq National Market, NYSE or AMEX, trading in the Common Stock issuable upon conversion of the Put Preferred Shares shall not be suspended by the SEC, The Nasdaq Stock Market, Inc., NYSE or AMEX on the Put Closing Date and notification for listing of all of the Conversion Shares issuable upon conversion of the Put Preferred Shares to be sold at the Put Closing shall have been delivered to the Nasdaq National Market, NYSE or AMEX.

                  (iv) The representations and warranties of the Company shall be true and correct as of the date when made and as of the Put Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents or the Certificate of Designations to be performed, satisfied or complied with by the Company at or prior to the Put Closing Date. Such Buyer shall have received a certificate, executed by the Chief Financial Officer of the Company, dated as of the Put Closing Date, to the foregoing effect and an update as of such Put Closing Date regarding the representation contained in Section 3(c).

                  (v) Such Buyer shall have received the Mintz Levin Opinion, dated as of the Put Closing Date.

                  (vi) The Company shall have executed and delivered to such Buyer the Stock Certificates (in such denominations as such Buyer shall request) for the Put Preferred Shares being purchased by such Buyer at the Put Closing.

                  (vii) The Board of Directors of the Company shall not have amended the Resolutions.

                  (viii) As of the Put Closing Date, the Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, a number of shares of Common Stock equal to at least 200% of the number of shares of Common Stock which would be issuable upon conversion of the then outstanding Preferred Shares, including for such purposes any Preferred Shares to be issued at such Put Closing.

                  (ix) The Irrevocable Transfer Agent Instructions, in the form of EXHIBIT D attached hereto, shall have been delivered to and acknowledged in writing by the Company's transfer agent and shall be in effect as of the Put Closing Date.

                  (x) The Company shall have delivered to such Buyer a copy of a certificate evidencing the incorporation and good standing of the Company and each subsidiary in such corporation's state of incorporation issued by the Secretary of State of such state of incorporation as of a date within ten days of the Put Closing Date.

                  (xi) The Company shall have delivered to such Buyer a secretary's certificate or an assistant secretary's certificate (so long as the assistant secretary is duly authorized to deliver such certificate) certifying as to (a) the resolutions, (b) the Certificate of Incorporation and (c) Bylaws, each as in effect at the Put Closing.

                  (xii) The Company shall have delivered to such Buyer a copy of its Certificate of Incorporation as certified by the Secretary of State of the State of Delaware within ten days of the Put Closing Date.

                  (xiii) The Company shall have delivered to such Buyer a letter from the Company's transfer agent certifying the number of shares of Common Stock outstanding as of a date within five days of the Put Closing Date.

                  (xiv) The Company shall have delivered to such Buyer a schedule, certified by the Company's Chief Financial Officer, confirming satisfaction of the condition set forth in clause (vii) of
         Section 1(f).

                  (xv) The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.

         8. INDEMNIFICATION. Except to the extent that matters which could be covered by this Section 8 are covered by Section 6 of the Registration Rights Agreement, in consideration of each Buyer's execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Company's other obligations under the Transaction Documents and the Certificate of Designations, the Company shall defend, protect, indemnify and hold harmless each Buyer and each other holder of the Preferred Shares and all of their stockholders, officers, directors, employees and direct or indirect investors and any of the foregoing person's agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "INDEMNITEES") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "INDEMNIFIED LIABILITIES"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents, the Certificate of Designations or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents, the Certificate of Designations or any other certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made, other than by the Company, against such Indemnitee and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the Transaction Documents or the Certificate of Designations, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities or (iii) solely the status of such Buyer or holder of the Securities as an investor in the Company. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

         9.       GOVERNING LAW; MISCELLANEOUS.

                  a. GOVERNING LAW; JURISDICTION; JURY TRIAL. The corporate laws of the State of Delaware shall govern all issues concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the

State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

                  b. COUNTERPARTS. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

                  c. HEADINGS. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

                  d. SEVERABILITY. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

                  e. ENTIRE AGREEMENT; AMENDMENTS. This Agreement supersedes all other prior oral or written agreements between the Buyers, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the Exhibits, Schedules and other instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the holders of at least a majority of the Preferred Shares then outstanding, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement of such waiver is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Preferred Shares then outstanding. No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents or the Certificate of Designations unless the same consideration also is offered to all of the parties to the Transaction Documents or holders of Preferred Shares, as the case may be.

                  f. NOTICES. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

         If to the Company:

                  ARIAD Pharmaceuticals, Inc.
                  26 Landsdowne Street
                  Cambridge, Massachusetts 02139
                  Telephone: 617-494-0400
                  Facsimile: 617-225-2860
                  Attention: Jay R. LaMarche

         With a copy to:

                  Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center
                  Boston, Massachusetts 02111
                  Telephone: 617-542-6000
                  Facsimile: 617-542-2241
                  Attention: Jonathan L. Kravetz, Esq.

         If to the Transfer Agent:

                  Boston EquiServe
                  150 Royall Street
                  Canton, Massachusetts 02021
                  Telephone: 781-575-3010
                  Facsimile: 781-828-8813
                  Attention: Patricia Foster

         If to a Buyer, to its address and facsimile number on the Schedule of Buyers, with copies to such Buyer's representatives as set forth on the Schedule of Buyers.

         Each party shall provide five (5) days' prior written notice to the other party of any change in address or facsimile number.

                  g. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Preferred Shares. The Company shall not assign this Agreement or any rights or obligations hereunder, other than (i) pursuant to a merger, consolidation or reorganization provided that the Company has satisfied its obligations under Sections 2(d)(iv), 3(a), (3(e) and 3(g) of the Certificate of Designation or (ii) without the prior written consent of the holders of a majority of the Preferred Shares then outstanding, which consent shall not be unreasonably withheld. A Buyer and any Permitted Assignees (as defined below) may assign some or all of its rights hereunder to (i) without the consent of the Company, any person or entity who, immediately prior to such assignment, is (A) an affiliate of such Buyer, (B) a holder of Preferred Shares or of rights to acquire Preferred Shares pursuant to this Securities Purchase Agreement or (C) an entity or fund which has the same principal investment adviser as the Buyer or any other holder of Preferred Shares or rights to purchase Preferred Shares pursuant to this Securities Purchase Agreement (each such person or entity described in the immediately preceding clause (A), (B) and (C) is referred to as a "PERMITTED ASSIGNEE") and
(ii) with the prior written consent of the Company, which consent shall not be unreasonably withheld, to any person or entity; provided, however, that any such assignment shall not release such Buyer from its obligations hereunder unless such obligations are assumed by such assignee and the Company has consented to such assignment and assumption, which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary contained in the Transaction Documents or the Certificate of Designations, each Buyer shall be entitled to pledge the securities in connection with a bona fide margin account.

                  h. NO THIRD PARTY BENEFICIARIES. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

                  i.       SURVIVAL. Unless this Agreement is terminated under
Section 9(l), the representations and warranties of the Company and the Buyers contained in Sections 2 and 3, the agreements and covenants set forth in Sections 4, 5 and 9, and the indemnification provisions set forth in Section 8, shall survive each of the Closings regardless of any investigation made by or on behalf of the such Buyer or by or on behalf of the Company, except that, in the case of representations and warranties such survival shall be limited to the period of six years following the Closing Date on which they were made or deemed to be made (other than with respect to any claim by a third party against the party to this Agreement who seeks to assert a claim based on such representations and warranties). Each Buyer shall be responsible only to its own representations, warranties, agreements and covenants hereunder.

                  j. PUBLICITY. The Company and a designated representative of the Buyers shall have the right to approve before issuance any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without prior approval of any Buyer, to make any press release or other public disclosure with respect to such transactions as the Company, upon the advice of counsel, determines is required by applicable law and regulations (although the representative of the Buyers shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release and shall be provided with a copy thereof).

                  k. FURTHER ASSURANCES. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

                  l. TERMINATION. In the event that the Initial Closing shall not have occurred with respect to a Buyer on or before three (3) business days from the date hereof due to the Company's or such Buyer's failure to satisfy the conditions set forth in Sections 6 and 7 above (and the nonbreaching party's failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party; provided, however, that if this Agreement is terminated pursuant to this Section 9(l), the Company shall remain obligated to reimburse the non-breaching Buyers for the expenses described in Section 4(i) above.

                  m. PLACEMENT AGENT. The Company and each Buyer each acknowledge that it has not engaged any placement agent in connection with the sale of the Preferred Shares. The Company and each Buyer shall be responsible for the payment of any placement agent's fees or broker's commissions incurred by or on its behalf relating to or arising out of the transactions contemplated hereby. The Company, on the one hand, and the Buyers, on the other hand, shall pay, and hold each other party to this Agreement harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys' fees and out of pocket expenses) arising in connection with any such claim.

                  n. NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

                  o. REMEDIES. The Company, each Buyer and each holder of Preferred Shares or registration rights with respect to the Conversion Shares shall have all rights and remedies set forth in the Transaction Documents and the Certificate of Designations and all rights and remedies which such parties have been granted at any time under any other agreement or contract relating to the subject matter hereof and all of the rights which such parties have under any law. Any person or entity having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

                  p. PAYMENT SET ASIDE. To the extent that the Company makes a payment or payments to the Buyers hereunder or pursuant to the Certificate of Designations or the Buyers enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

         IN WITNESS WHEREOF, the Buyers and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first written above.




COMPANY:                              BUYERS:


ARIAD PHARMACEUTICALS, INC.           HFTP INVESTMENT LLC
                                          By: Promethean Investment Group L.L.C.
                                          Its:  Investment Manager


By: /s/ Jay R. Lamarche               By: /s/ James F. O'Brien, Jr.
    -----------------------------         ----------------------------------
    Name: Jay R. LaMarche                 Name: James F. O'Brien, Jr.
    Its:  Executive Vice President        Its:  President



                                      BROWN SIMPSON STRATEGIC
                                      GROWTH FUND, LTD.


                                      By: /s/ Mitchell D. Kaye
                                          ----------------------------------
                                          Name: Mitchell D. Kaye
                                          Its:  Member



                                      BROWN SIMPSON STRATEGIC
                                      GROWTH FUND, L.P.


                                      By: /s/ Mitchell D. Kaye
                                          ----------------------------------
                                          Name: Mitchell D. Kaye
                                          Its:  Member